UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

April 19, 2006

CIMETRIX INCORPORATED

(Exact name of registrant as specified in its charter)

Commission File No. 0-16454

Nevada	87-0439107
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

6979 South High Tech Drive

Salt Lake City, Utah  84047-3757

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (801) 256-6500

Former name or former address, if changed since last report:  Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 21, 2006, Cimetrix Incorporated amended its employment agreement with Robert H. Reback, its President and Chief Executive Officer, that expires December 31, 2007. Under the terms of the agreement, Mr. Reback receives an annual salary of $175,000, subject to increases as the Board of Directors determines in its discretion. In addition, Mr. Reback is eligible to receive a cash bonus at the end of each fiscal year, upon the satisfaction of the performance objectives determined by the Board of Directors on an annual basis. Mr. Reback is also eligible to participate in the Company’s stock option and other compensation plans, with annual option awards determined by the Compensation Committee of the Board of Directors. In addition, the employment agreement provides that Mr. Reback cannot compete with the Company during the term of the agreement and for a period of two years thereafter.

For fiscal 2006, the agreement provides for Mr. Reback to receive options to acquire 325,000 shares of the Company’s common stock at an exercise price of $0.45 per share, the closing price as of the date of grant. The options vest annually in three equal amounts on December 31, 2006, 2007 and 2008. In addition, subject to approval of the 2006 Long-Term Incentive Plan by the shareholders of the Company, Mr. Reback will receive a restricted award of 325,000 shares that will vest with respect to the right to acquire 108,000 shares on December 31, 2006 and 2007, and with respect to the right to acquire 109,000 shares on December 31, 2008. If, prior to December 31, 2007, the price of the Company’s common stock closes above $0.80 per share for 30 consecutive trading days, 54,000 restricted shares that would have otherwise vested on December 31, 2007, will immediately vest. If, at any time prior to December 31, 2008, the Company’s common stock closes above $1.50 per share for 30 consecutive trading days, 55,000 restricted shares that would otherwise vest on December 31, 2008, will immediately vest.

The agreement further provides for severance pay equal to Mr. Reback’s annual salary then in effect, but not more than the salary left to be paid during the remainder of the agreement, if Mr. Reback is terminated without cause by the Company or resigns for “good reason” (as such terms are defined in the agreement) and, in such events, all of Mr. Reback’s options under the Company’s stock option plan become fully exercisable for their remaining term. If a change in control of the Company occurs, Mr. Reback is also entitled to accelerated vesting of his option and other awards under the Company’s compensation plans.

On April 19, 2006, Cimetrix Incorporated amended its independent contractor agreement with Dennis P. Gauger, Chief Financial Officer. The agreement has a term ending April 16, 2007, and provides for monthly compensation of $3,500. Additional services will be billed to the Company at a rate of $80 per hour. Mr. Gauger will receive a restrictive award of 20,000 shares in the event that the 2006 Long-Term Incentive Plan is approved by the shareholders. In the event that the 2006 Long-Term Incentive Plan is not approved by the shareholders, Mr. Gauger will receive an additional grant of options to acquire 40,000 shares at a price equal to the closing price of the common stock on the date of grant. All options and restricted stock awards granted to Mr. Gauger under the agreement vest at a rate of 25% every three months.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

99.1	Extension of the Employment Agreement by and between Cimetrix Incorporated and Robert H. Reback, dated April 21, 2006

99.2	Amendment to Independent Contractor Agreement by and between Dennis Gauger and Cimetrix Incorporated, dated as of April 19, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 24, 2006	CIMETRIX INCORPORATED

	By:	/s/ Robert H. Reback
Robert H. Reback
President and Chief Executive Officer
(Principal Executive Officer)